UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 27, 2009

TERADATA CORPORATION

(Exact Name of Registrant Specified in Charter)

Commission File Number 001-33458

Delaware	75-3236470
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

2835 Miami Village Drive

Miamisburg, Ohio 45342

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (866) 548-8348

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) At its meeting on April 27, 2009, the Compensation and Human Resource Committee of the Board of Directors (the “Committee”) of Teradata Corporation (“Teradata” or the “Company”) made the following adjustments to the performance-based restricted stock unit awards for the October 1, 2007 to December 31, 2009 performance period (the “PBRSU Awards”): (i) the Committee increased the cumulative net operating profit (“CNOP”) target performance level for these awards by $44.4 million; and (ii) when determining achievement of performance against objectives under the PBRSU Awards, the Committee agreed that a positive adjustment of $44.4 million be applied to the actual CNOP results for the performance period. The Committee approved these adjustments to account for the Company’s actual over-performance of its CNOP goals during the first three quarters of 2007 while it was a division of NCR Corporation (“NCR”). The PBRSU Awards were granted to a number of Teradata’s management at the time of the spin off from NCR, including the following named executive officers of the Company: Michael Koehler, Robert Fair, Daniel Harrington, and Bruce Langos. The awards were granted by Teradata to these officers in substitution for similar awards that were originally granted by NCR on March 1, 2007, for the performance period from January 1, 2007 to December 31, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teradata Corporation

Dated: May 1, 2009	By:	/s/ Laura K. Nyquist
Laura K. Nyquist General Counsel and Secretary

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